LETTER REGARDING CHANGE OF CERTIFYING ACCOUNTANT

August 25, 2000

Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

I was previously the independent accountants for Molecular Robotics, Incorporated (formerly, NTech Corporation) and on September 25, 1999, I reported on the financial statements of Molecular Robotics, Incorporated as of and for the two years ended June 30, 1999. On September 26, 1999 I was dismissed as independent accountants of Molecular Robotics, Incorporated. I have read Molecular Robotics, Incorporated's statements included under Item 3 of its Form 10-SB, and I agree with such statements.

/s/KEVIN BREARD
Kevin Breard

Northridge, California